Exhibit 99.1
CONTACT:	Robert Hodgson (949) 255-0500 bhodgson@calfirstbancorp.com

CFNB REPORTS FOURTH QUARTER INCREASE IN OPERATING EARNINGS
TOTAL FOURTH QUARTER LEASE ORIGINATIONS DOUBLE

IRVINE, CALIFORNIA, August 1, 2012 -- California First National Bancorp (NASDAQ: CFNB; "CalFirst Bancorp") today announced that net earnings for the fourth quarter ended June 30, 2012 of $2.2 million were down 10% from net earnings of $2.5 million for the fourth quarter of fiscal 2011. For the fiscal year ended June 30, 2012, net earnings of $8.9 million were 18% below the $10.9 million reported for fiscal 2011. Diluted earnings per share for the fourth quarter of 2012 of $0.21 per share were 10% below the $0.24 per share for the fourth quarter of the prior year, while diluted earnings per share of $0.85 for fiscal 2012 were 19% below the $1.05 per share reported for the prior year.

The decline in net income for the fourth quarter of fiscal 2012 reflects the comparison to the prior year's fourth quarter that benefitted from a 35% reduction in the provision for income taxes related to a reduction in unrecognized tax benefits and a reduction in the estimated tax rate for fiscal 2011. Excluding any tax impact, earnings before income taxes in the fourth quarter of fiscal 2012 of $3.5 million were up 7% from the fourth quarter of fiscal 2011. This increase largely reflects an increase in non-interest income that offset lower net interest income.

Total direct finance, loan and interest income for the fourth quarter of fiscal 2012 decreased 9% to $5.8 million from $6.4 million for the fourth quarter of fiscal 2011. The decrease includes a $470,000, or 11%, decrease in direct finance income and a $100,000 decrease in investment income. The decrease in direct finance income related to a decline of 160 basis points the average yield earned that offset a 12% increase in the average investment in leases to $250 million. The average investment in commercial loans of $83.7 million for the fourth quarter of fiscal 2012 was down 12% from the prior year, but commercial loan income benefited from a one-time fee recognized in the period. Combined, the average yield earned on leases and loans during the quarter decreased by 93 basis points to 6.10%, while the average yield earned on average investment balances of $120.8 million increased by 37 basis points to 2.44%. During the fourth quarter of fiscal 2012, interest expense on deposits of $589,000 was 38% below the prior year due to an 11% decrease in average balances to $249.0 million and a decrease of 41 basis points in average rates paid to 0.95%. The Company did not make a provision for credit losses during the fourth quarter of fiscal 2012 or 2011, as the portfolio sustained no growth during both periods and the credit quality remained stable. As a result of the foregoing, net direct finance, loan and interest income after provision for credit losses during the fourth quarter of fiscal 2012 decreased 4.6% to $5.2 million, compared to $5.5 million for the fourth quarter of fiscal 2011.

For the fourth quarter ended June 30, 2012, non-interest income of $1.3 million increased by 56% from $832,000 for the fourth quarter of the prior year. This increase was primarily due to a $480,000 increase in gains from the sale of leased property and $107,000 increased gain on sale of leases recognized during the fourth quarter of fiscal 2012, partially offset by a decline of $171,000 in operating and sales-type lease income.

Total direct finance, loan and interest income for fiscal 2012 decreased 8% to $23.6 million, compared to $25.8 million in fiscal 2011. This decline was primarily due to a $1.3 million, or 23%, decrease in commercial loan income as average loan balances decreased 8% to $85.8 million and the average yield declined by 100 basis points to 5.05%. Direct finance income was down 4% or $622,000 due to a 118 basis point decrease in the average yields earned that offset a 13% increase in average balances to $237.1 million. Combined, the average yield on leases and loans held in the Company's own portfolio decreased by 105 basis points in fiscal 2012 to 6.35%. Investment income decreased by $215,000 or 6% as average yields earned dropped by 24 basis points to 2.20% while average investment balances increased 4% to $142.7 million. For the year ended June 30, 2012, interest expense on deposits and borrowings decreased by $699,000 to $2.9 million, reflecting a 9% increase in average balances to $266.0 million offset by a 38 basis point decline in average rates paid. During fiscal 2012, the Company did not record a provision for credit losses, compared to a provision of $1.0 million during fiscal 2011. The Company did not make a provision for credit losses during fiscal 2012 as the growth in total risk assets was only 2% and the overall credit quality remained stable. The above factors contributed to net direct finance, loan and interest income after provision for credit losses in fiscal 2012 of $20.7 million, 2% below the $21.2 million reported in fiscal 2011.

For fiscal 2012, non-interest income of $5.9 million was down 26% from $7.9 million during fiscal 2011. Non-interest income in fiscal 2012 includes gains from the sale of investment securities of $56,000, compared to investment gains of $2.3 million in fiscal 2011. Excluding such investment related activity, non-interest income for the year increased $275,000 primarily due to a $628,000 increase in income from operating and sales-type leases that was offset by lower income from the sale of leased property.

CalFirst Bancorp's non-interest expenses of $3.0 million recognized during the fourth quarter of fiscal 2012 were unchanged from the fourth quarter of fiscal 2011, while non-interest expenses of $12.3 million for fiscal 2012 were up 2% from $12.1 million reported for the prior year. The increase in expenses is due primarily to higher compensation expenses recognized related to the sales organization.

Commenting on the results, Patrick E. Paddon, President and Chief Executive Officer, indicated, "CalFirst Bancorp's fiscal 2012 results reflect the impact of lower yields earned on leases, loans and investments that were trailed by reductions in interest expense. However, during the fourth quarter we did see some improvement in our net interest margin and will continue to focus on improving this cost structure. Lease transactions booked for the year of $174.1 million were up 13% from the prior year, with 79% originated directly, compared to 70% in fiscal 2011. Fourth quarter lease bookings of $45.5 million were up 61% from the prior year. There was minimal funding under loan commitments during the fourth quarter, and as restrictions on commercial loan activity continued through the year, total commercial loans booked of $6.9 million in fiscal 2012 were down from $76.9 million booked in fiscal 2011. The net investment in leases of $253.6 million at June 30, 2012 is 13% above the level at June 30, 2011, while the commercial loan portfolio of $82.9 million is down 12%, resulting in an overall 6% increase in total lease and loan portfolio to $336.5 million.

"Total lease originations during the fourth quarter of fiscal 2012 were up 100% from the fourth quarter of fiscal 2011. For the year, 2012 lease originations of $202 million were 24% ahead of the prior year. The estimated backlog of approved lease and loan commitments of $136.7 million at June 30, 2012 is up from $123.2 million at June 30, 2011. During fiscal 2012, CalFirst Bank restricted the scope of its commercial loan activities pending the receipt from its primary regulator of a no objection to the Bank's continued development of the commercial loan portfolio. In June 2012, CalFirst Bank received a conditional no objection to a revised business plan and has renewed efforts to originate commercial loans. At June 30, 2012, CalFirst Bancorp's net worth stood at $196.4 million, and it remains very well capitalized with a tier-1 capital ratio over 40% that continues to offer substantial support for growth."

California First National Bancorp is a bank holding company with leasing and bank operations based in Orange County, California. California First National Bank is an FDIC-insured national bank that gathers deposits using telephone, the Internet, and direct mail from a centralized location, and provides lease financing and commercial loans to businesses and organizations nationwide through a centralized marketing program designed to offer cost-effective alternatives.

This press release contains forward-looking statements, which involve management assumptions, risks and uncertainties. The statements in this press release that are not strictly historical in nature constitute "forward-looking statements." Such statements include expectations regarding the Company's expected growth in assets, estimated bookings and the impact of general economic conditions interest rates on the credit quality of our customers and earnings. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to be different from the results expressed or implied by such forward-looking statements. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update this press release to reflect events or circumstances arising after the date hereof. For further discussion regarding management assumptions, risks and uncertainties, readers should refer to the Company's 2011 Annual Report on Form 10-K and the 2012 quarterly reports on Form 10-Q.

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CALIFORNIA FIRST NATIONAL BANCORP

Consolidated Statements of Earnings
(000's except per share data)

	Three Months Ended June 30,		Year Ended June 30,
	2012	2011	2012	2011
Direct finance and loan income	$ 5,092	$ 5,601	$ 20,505	$ 22,445
Investment and interest income	738	838	3,133	3,347
Total direct finance, loan and interest income	5,830	6,439	23,638	25,792
Interest expense on deposits and borrowings	589	945	2,914	3,613
Net direct finance, loan and interest income	5,241	5,494	20,724	22,179
Provision for credit losses	-	-	-	1,025
Net direct finance, loan and interest income, after provision for credit losses	5,241	5,494	20,724	21,154
Non-interest income
Operating and sales-type lease income	378	549	2,755	2,127
Gain on sale of leases, loans and leased property	818	230	2,478	2,758
Gains recorded on investment securitites	-	-	56	2,342
Other fee income - net	98	53	569	642
Total non-interest income	1,294	832	5,858	7,869

Non-interest expenses
Compensation and employee benefits	2,301	2,138	9,037	8,602
Occupancy	234	234	936	946
Professional Services	158	141	578	518
Other general and administrative	321	519	1,756	2,022
Total non-interest expenses	3,014	3,032	12,307	12,088
Earnings before income taxes	3,521	3,294	14,275	16,935
Income taxes	1,285	810	5,372	6,028

Net earnings	$ 2,236	$ 2,484	$ 8,903	$ 10,907

Basic earnings per share	$ 0.21	$ 0.24	$ 0.85	$ 1.06
Diluted earnings per share	$ 0.21	$ 0.24	$ 0.85	$ 1.05

Weighted average common shares outstanding	10,421	10,386	10,420	10,303
Diluted number of common shares outstanding	10,430	10,477	10,429	10,401

CALIFORNIA FIRST NATIONAL BANCORP

Consolidated Balance Sheets
(000's)

	June 30, 2012	June 30, 2011
ASSETS
Cash and short term investments	$ 56,921	$ 97,302
Investment securities	66,751	66,321
Net receivables	1,597	2,198
Property for transactions in process	18,548	29,199
Net investment in leases	253,553	223,449
Commercial loans	82,910	93,725
Income tax receivable	880	1,378
Other assets	1,736	2,395
Discounted lease rentals assigned to lenders	3,275	8,448
	$486,171	$524,415
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$ 4,386	$ 1,338
Income taxes payable, including deferred taxes	24,060	24,441
Deposits	253,297	274,775
Borrowings	-	10,000
Other liabilities	4,714	5,791
Non-recourse debt	3,275	8,448
Total liabilities	289,732	324,793
Stockholders' Equity	196,439	199,622
	$486,171	$524,415